P.F. CHANG’S SECOND QUARTER REVENUES GROW 34%

SCOTTSDALE, ARIZONA (July 2, 2003) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 34% to $136.6 million for the second quarter ended June 29, 2003 from $101.7 million in the second quarter of 2002. Sales at the company’s P.F. Chang’s China Bistro units accounted for $123.9 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $12.7 million of consolidated revenues.

Comparable store sales at the Bistro increased 5.4% for the second quarter of 2003 as compared to the second quarter of 2002. The increase was primarily the result of customer traffic growth with approximately 1% resulting from a price increase implemented in February 2003. Comparable store sales increased 4.2% for the five-week period ending May 4th, 6.1% for the four-week period ending June 1st and 6.1% for the four-week period ending June 29th.

During the second quarter of 2003, the company opened one new Bistro (Dublin, OH) and three new Pei Wei units (Glendale, AZ; Shenandoah, TX and Newport Beach, CA).

The company will provide earnings results for its second quarter of 2003 and an update of its full-year forecast on July 23rd, 2003 at 7:00 am ET. The company’s release will be followed by a conference call later that day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc. (602) 957-8986

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Kristina Cashman	kristinac@pfchangs.com

P.F.Chang’s China Bistro

Supplemental Sales Information

Year of Unit Opening (1)

	Pre-1996	1996	1997	1998	1999	2000	2001	2002	2003	Total

Units	4	3	6	10	13	16	13	14	6	85
Sales (000)
1Q03	6,434	5,908	9,060	15,753	18,800	23,236	18,815	17,983	4,751	120,740
2Q03	6,238	5,955	9,180	15,545	19,037	23,754	18,576	17,214	8,420	123,919
2003	12,672	11,863	18,240	31,298	37,837	46,990	37,391	35,197	13,171	244,659
Average Weekly Sales (AWS)
1Q03	123,738	151,474	116,157	121,175	111,239	111,713	111,331	98,808	143,980	113,906
2Q03	119,958	152,695	117,695	119,575	112,647	114,202	109,915	94,582	125,666	113,271
2003	121,848	152,084	116,926	120,375	111,943	112,957	110,623	96,695	131,709	113,583
Year-Over-Year Change in AWS
1Q03	0.2%	3.7%	6.0%	5.1%	5.0%	11.0%	5.4%	-1.7%	—	4.4%
2Q03	-0.4%	1.9%	7.3%	1.4%	5.3%	10.4%	5.1%	-6.1%	—	3.1%
2003	-0.1%	2.8%	6.6%	3.2%	5.2%	10.7%	5.3%	-4.0%	—	3.7%
Year-Over-Year Change Comp Store Sales (2)
Units	4	3	6	10	13	16	13	1	—	66
1Q03	0.2%	3.7%	6.0%	5.1%	5.0%	11.0%	6.6%	—	—	6.4%
2Q03	-0.4%	1.9%	7.3%	1.4%	5.3%	10.4%	5.2%	5.4%	—	5.4%
2003	-0.1%	2.8%	6.6%	3.2%	5.2%	10.7%	5.8%	5.4%	—	5.9%

(1)	Includes all restaurants opened in the period indicated.
(2)	A unit becomes comparable in the eighteenth month of operation

Pei Wei Asian Diner

Supplemental Sales Information

Year of Unit Opening (1)

	2000	2001	2002	2003	Total

Units	1	4	11	7	23
Sales (000)
1Q03	868	2,390	5,762	1,835	10,855
2Q03	841	2,241	5,722	3,882	12,686
2003	1,709	4,631	11,484	5,717	23,541
Average Weekly Sales (AWS)
1Q03	66,787	45,956	40,295	52,437	44,673
2Q03	64,652	43,092	40,017	53,176	45,144
2003	65,720	44,524	40,156	52,937	44,926
Year-Over-Year Change in AWS
1Q03	3.0%	6.4%	-15.1%	—	-6.0%
2Q03	4.2%	-0.3%	11.3%	—	3.4%
2003	3.6%	3.0%	1.9%	—	-1.1%
Year-Over-Year Change Comp Store Sales (2)
Units	1	4	1	—	6
1Q03	3.0%	-1.2%	—	—	1.1%
2Q03	4.2%	-2.5%	2.1%	—	-0.1%
2003	3.6%	-2.1%	2.1%	—	0.3%

(1)	Includes all restaurants opened in the period indicated.
(2)	A unit becomes comparable in the eighteenth month of operation